Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XenoPort Appoints Ernest Mario, Ph.D., to Board of Directors

SANTA CLARA, CA — June 18, 2012 — XenoPort, Inc. (Nasdaq: XNPT) announced today the appointment of Ernest Mario, Ph.D., to its board of directors. Dr. Mario has extensive experience in the pharmaceutical industry, including previously held positions of chief executive officer of Glaxo Holdings plc and ALZA Corporation. He is currently a member of the boards of directors for Boston Scientific Corporation, Celgene Corporation, Maxygen, Inc. and Vivus, Inc.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “Ernie’s experience and expertise in leading and advising fully-integrated biopharmaceutical companies will be a valuable addition to our board. I and the other board members look forward to Ernie’s insights and contributions as we work to make important new medicines available to patients.”

Dr. Mario currently serves as chairman of the board and chief executive officer of Capnia, Inc., a privately-held pharmaceutical company. From April 2003 to August 2007, Dr. Mario served as chairman of the board and chief executive officer of Reliant Pharmaceuticals, Inc., a privately-held pharmaceutical company that was purchased by GlaxoSmithKline in 2007. Prior to joining Reliant Pharmaceuticals, Dr. Mario was chairman and chief executive officer of ALZA Corporation, a pharmaceutical company that was purchased by Johnson & Johnson in 2001. Prior to joining ALZA, Dr. Mario served as chief executive of Glaxo Holdings plc, a pharmaceutical company, from 1989 to 1993, and as deputy chairman from 1992 to 1993. Dr. Mario received a Ph.D. and an M.S. in physical sciences from the University of Rhode Island and a B.S. in pharmacy from the Ernest Mario School of Pharmacy at Rutgers University. He is chairman of the American Foundation for Pharmaceutical Education. In 2007, he was awarded the Remington Medal by the American Pharmacists Association, pharmacy’s highest honor.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant® (gabapentin enacarbil) Extended-Release Tablets is approved in the United States for the treatment of moderate-to-severe restless legs syndrome (RLS) and for the management of postherpetic neuralgia. GlaxoSmithKline holds commercialization rights and certain development rights for Horizant in the United States.

Regnite® (gabapentin enacarbil) Extended-Release Tablets is approved for the treatment of RLS in Japan. Astellas Pharma Inc. holds all development and commercialization rights for Regnite in Japan and five other Asian countries. XenoPort holds all other world-wide rights and has co-promotion and certain development rights to gabapentin enacarbil in the United States. XenoPort’s pipeline of product candidates includes potential treatments for patients with spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the company Website at www.XenoPort.com.

XENOPORT is a registered trademark of XenoPort, Inc.

Horizant is a registered trademark of GSK.

Regnite is a registered trademark of Astellas.

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